Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	Alison Griffin
December 17, 2014		(804) 217-5897

DYNEX CAPITAL, INC. ANNOUNCES $50.0 MILLION SHARE REPURCHASE PROGRAM
GLEN ALLEN, Va - Dynex Capital, Inc. (NYSE: DX) (“Dynex” or the “Company”) announced today that its Board of Directors has authorized the repurchase of up to $50.0 million of its outstanding shares of common stock through December 31, 2016. The Company will only repurchase shares when the repurchase price per share is less than the Company’s most recent estimate of the current net book value of a share of common stock.
As part of the share repurchase program, shares may be purchased in open market transactions, including through block purchases, through privately negotiated transactions, or pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934 (the “Exchange Act”). The timing, manner, price and amount of any repurchases will be determined in the Company’s discretion and the share repurchase program may be suspended, terminated or modified at any time for any reason. The repurchase program does not obligate the Company to acquire any specific number of shares, and all open market repurchases will be made in accordance with Exchange Act Rule 10b-18, which sets certain restrictions on the method, timing, price and volume of open market stock repurchases.
This new authorization replaces the Company’s prior share repurchase program, which was to expire on December 31, 2014.
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Dynex Capital, Inc. is an internally managed mortgage real estate investment trust, or mortgage REIT, which invests in mortgage assets on a leveraged basis. The Company invests in Agency and non-Agency RMBS and CMBS. Additional information about Dynex Capital, Inc. is available at www.dynexcapital.com.
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding the business of Dynex Capital, Inc. that are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of these risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission.